UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K
                          CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         October 29, 2003
         Date of Report (Date of Earliest Event Reported)



                         AQUENTIUM, INC.
          (Name of small business issuer in its charter)

        Delaware                No. 000-23402           11-2863244
(State of incorporation)  (Commission file number)   (I.R.S. Employer
                                                     Identification No.)

                 31500 Grape Street, Suite 3401
                 Lake Elsinore, California 92532
             (Address of principal executive offices)

                          (909) 244-1988
                  (Issuer's telephone number)


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ITEM 2: ACQUISITION AND DISPOSITION OF ASSETS

     On October 29, 2003, we sold our wholly-owned subsidiary, Food Safe, Inc., to eFoodSafety.com, Inc., a Nevada corporation, through a stock-for-stock exchange. Our management believed the sale of Food Safe was in our best interest because we had been unable to raise sufficient funding to fully implement the Food Safe business plan. eFoodSafety.com intends to establish a distribution program which will offer services, product and produce to satisfy consumers' demand for higher quality fruits and vegetables. eFoodSafety.com is a reporting company that is listed on the OTC Bulletin Board under the symbol "EFSF."

     Pursuant to the exchange agreement, eFoodSafety.com agreed to issue 500,000 restricted shares of eFoodSafety.com common stock to Aquentium in exchange for 100% of Food Safe's common stock. The transaction was valued at approximately $650,000 based on the medium price of eFoodSafety.com's common stock for the 30 days prior to the agreement and a reduction for the restriction on the sale of the shares until registered or an exemption from registration is available. The parties determined that the amount of consideration was appropriate based upon the anticipated value of Food Safe's patent pending process that is designed to kill pathogens and bacteria on fruits and vegetables and also remove pesticides.

     The Chairman and CEO of eFoodSafety.com, Mr. William Karney, was the President of Food Safe when Aquentium acquired that company in October 2002. This prior relationship facilitated the sale of Food Safe and lead our President, Mr. Mark T. Taggatz, to agree to serve in an advisory capacity to eFoodSafety.com as it implements its business plan in the coming months.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  AQUENTIUM, INC.


                                      /s/ Mark T. Taggatz
Date: November 13, 2003           By: _______________________________________
                                      Mark T. Taggatz
                                      President, CEO and Director